Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Brainstorm Cell Therapeutics Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.00005 par value per share	Other(2)	16,666,667	$0.273(2)	$4,550,000.10	0.00014760	$671.58
	Total Offering Amounts					$4,550,000.10		$671.58
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$671.58

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-3 (the “Registration Statement”) also covers an indeterminate number of shares of common stock, par value $0.00005 per share, of Brainstorm Cell Therapeutics Inc. that may be offered or issued as a result of any adjustment to prevent dilution by reason of any stock dividend, stock split, reverse stock split, recapitalization or other similar transaction.
(2)	Estimated in accordance with Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee and based on the average of the high and low sale prices per share of common stock as reported on The Nasdaq Capital Market on September 12, 2024, which date is within five business days prior to filing this Registration Statement.